Exhibit 10(a)

2022
Performance Share Award Agreement
under the
TrustCo Bank Corp NY 2019 Equity Incentive Plan
This Performance Share Award Agreement (this “Agreement”) under the TrustCo Bank Corp NY 2019 Equity Incentive Plan (the “Plan”), dated as of the Grant Date set forth below, is made between TrustCo Bank Corp NY (the “Company”) and the Participant set forth below. Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

The Award granted in this Agreement is contingent on the Participant agreeing to be bound by all of the terms and conditions of the Plan and this Agreement by signing and returning this Agreement to the Company on or before the close of business on the second business day after November 15, 2022 (that is, November 17, 2022).  If the Participant fails to return a signed copy of this Agreement to the Company on or before such date, this award will be deemed to be voided and withdrawn and, as such, of no force or effect.

1.
Grant of Performance Shares. Subject to the provisions of this Agreement and the provisions of the Plan, the Company hereby grants to the Participant an Award of the number of performance shares set forth in Paragraph 2 effective as of the Grant Date (the performance shares granted hereunder are hereafter referred to as the “Performance Shares”). Each Performance Share shall represent the right to receive upon settlement an amount of cash equal to the Fair Market Value of one share of Common Stock.

2.	Award Summary:

Participant
Grant Date	November 15, 2022
Number of Performance Shares:
Threshold:
Target:
Maximum:
Performance Period	January 1, 2023 to December 31, 2025

3.	Satisfaction of Vesting Conditions.

(a)       General. Except as provided in this Agreement, the Performance Shares are subject to a substantial risk of forfeiture until vested. Except as otherwise provided herein, the Participant shall be entitled to receive payment in respect of the Performance Shares described in this Agreement (“vesting”) only upon the satisfaction of two conditions: a time-based condition and a performance goals condition. The conditions are described in more detail in Paragraphs 3(b) and 3(c) below. The Participant shall not be entitled to payment in respect of the Performance Shares unless both conditions are satisfied. The Performance Shares awarded hereunder, and all rights with respect to such Performance Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.

(b)       Time-Based Condition. Except as otherwise provided herein, the time-based condition will be satisfied only if the Participant has remained an employee of the Company from the Grant Date through the last day of the Performance Period.

(c)      Performance Goals Condition. Except as otherwise provided herein, achievement of the performance goals condition will be measured by the Company's Return on Average Equity, (“ROAE”) measured as the average of TrustCo’s ROAE for each of the three years within the Performance Period as set forth in Paragraph 2 compared with the ROAE of members of the comparative group of peer companies set forth on Exhibit A hereto (the “Peer Group”) during the same period (calculated by determining the performance of the Peer Group in each year and then calculating the three-year average of each member of the Peer Group set forth on Exhibit A expressed as a percentile rank of the Company compared to the members of the Peer Group (“Percentile Rank”), subject to possible adjustment as described below based upon TrustCo’s non-performing assets, with vesting occurring at the end of the Performance Period and payout prior to March 15, 2026.  The amount paid out on account of the awards described above shall be determined by multiplying the “Factor” corresponding to the Company’s Percentile Rank by the number of Performance Shares awarded for “Target” performance as listed in paragraph 2 above.  The Factor to be applied in this formula shall be plotted on a continuous scale utilizing linear interpolation from the “Threshold” level of performance, below which no payout hereunder shall be made, to the “Maximum” level of performance, at which payout hereunder shall be 150% of the “Target” performance-level award1.  The following table describes the range of Percentile Ranking and the corresponding adjustment Factors:

1Share awards calculated hereunder shall be rounded up to the next whole share to determine the number of Performance Shares that shall vest.

	Return on Average Equity for the Performance Period
Level	Percentile Ranking	Factor
Maximum	75th percentile or above of the Peer Group	150%
Target	55th percentile of the Peer Group	100%
Threshold	25th percentile of the Peer Group	25%
	Below 25th percentile of the Peer Group	0%

(d)      Additional Measure.  If non-performing assets to total assets of the Company increases beyond 1.75% for one or more quarters, as published in the quarter-end results during the Performance Period, the total amount of cash to be paid pursuant to this Award shall be reduced by one quarter.  For clarity, it is intended that an award amount be determined pursuant to paragraph 3 (c), and that said amount be reduced by the factor set forth in this paragraph 3 (d).

(e)      Death, Disability or Retirement. In the event of a Participant’s Separation from Service because of death, Disability, or Retirement during the Performance Period, the Participant shall receive a pro rata payment based upon the number of months’ service during the Performance Period, but taking into account the achievement of the performance goals condition during the entire Performance Period.  Payment shall be made after completion of the applicable Performance Period at the time payments are made to Participants who did not have a Separation from Service during the Performance Period.

The pro rata payment shall be calculated by multiplying the number of Performance Shares to which the Participant would have received pursuant to this Agreement and the Plan had he or she not experienced a Separation from Service by a fraction the denominator of which is 36 and numerator of which is the number of full months during the Performance Period prior to the Separation from Service.

(f)        Other Separation from Service. Unless the Compensation Committee of the board of directors of the Company (Committee), in its sole discretion and insofar as permitted by the Plan, determines otherwise, in the event of a Participant’s Separation from Service for any reason other than death, Disability or Retirement during the Performance Period, all Performance Shares shall be forfeited.

(g)       Change in Control. Subject to the other provisions of the Plan, including without limitation Section 15 thereof, in the event of a Change in Control during the Performance Period, there shall be no automatic vesting solely upon a Change-in-Control and the Performance Shares shall be settled in accordance with the terms of the Plan.

4.
Settlement of Performance Shares. Normal Settlement. Upon completion of the Performance Period, the Committee shall (i) evaluate and determine the extent to which the time-based vesting conditions described in Paragraph 3(b), ii) the performance goals condition described in Paragraph 3(c) have been satisfied, (iii) apply any adjustment required by Paragraph 3(d) and (iv) shall certify in writing the level of the performance goals attained and the amount payable as a result thereof. Payment in respect of the Performance Shares shall be made in a lump sum in cash to the Participant no later than March 15, 2026 (the “Settlement Date”), such date being the fifteenth day of the third month after the end of the first calendar year in which the Performance Shares are no longer subject to a “substantial risk of forfeiture” within the meaning of Internal Revenue Code Section 409A.

5.
Tax Withholding. The Company shall deduct or withhold from any payment under this Agreement an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement and the Plan.

6.	Rights as a Shareholder. The Participant shall have no voting rights and no rights to ordinary dividends or other distributions, with respect to the Performance Shares.

7.
No Right to Continued Employment. Neither this award of Performance Shares nor any terms contained in this Agreement shall confer upon the Participant any express or implied right to be retained in the employment or service of the Company or any affiliate for any period, nor restrict in any way the right of the Company, which right is hereby expressly reserved, to terminate the Participant’s employment or service at any time with or without Cause. The Participant acknowledges and agrees that, except as otherwise provided herein, the satisfaction of the time-based vesting condition is subject to the Participant’s continuation of employment with the Company through the end of the Performance Period and not through the act of being hired or being granted this award.

8.
The Plan. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such rules and regulations as may from time to time be adopted by the Committee. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control and this Agreement shall be deemed to be modified accordingly. A copy of the Plan and the prospectus shall be provided to the Participant upon the Participant’s request to the Company at TrustCo Bank Corp NY, 5 Sarnowski Drive, Glenville, New York 12302, Attention: Secretary.

9.
Compliance with Laws and Regulations. This Award of Performance Shares shall be subject in all respects to all applicable federal and state laws, rules and regulations and any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable.

10.
Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered by hand or electronically by e-mail to the party for whom it is intended, (i) if to the Participant, to the current home address or e-mail address on file with the Company or delivered by hand personally to Participant and (ii) if to the Company, to the address of the Company’s corporate headquarters, currently located at 5 Sarnowski Drive, Glenville, New York 12302, or such other address to which the Company has moved its corporate headquarters, to such other address that the Company may specify from time to time in a notice sent to the Participant, in each case Attention: Human Resource Department.

11.
Other Plans. The Participant acknowledges that any income derived from the Performance Shares shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained or sponsored by the Company or any affiliate of the Company.

12.
Recovery of Incentive Compensation. This award of Performance Shares and any cash compensation received by the Participant pursuant to this award that constitute incentive-based compensation may be subject to recovery by the Company under any compensation recovery, recoupment or clawback policy or program that the Company may adopt from time to time, including, without limitation, any policy that the Company has adopted or is required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the U.S. Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Stock may be listed. The Participant shall promptly return any such incentive-based compensation that the Committee determines the Company is required to recover from the Participant under any such policy.

13.
Beneficiary Designation. The Participant may, pursuant to the Plan, name one or more beneficiaries to whom vested benefits under this Agreement shall be paid in case of Participant’s death before Participant receives all of such benefits. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to his or her estate.

14.
Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the choice of law principles thereof, except to the extent superseded by applicable United States federal law. The Participant hereby agrees to the exclusive jurisdiction and venue of the federal and state courts of New York to resolve any and all issues that may arise out of or relate to this Agreement or the Plan.

TrustCo Bank Corp NY

By:
Robert J. McCormick
Chairman, President and CEO
Accepted and agreed to:

Name:

Date: